Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO TO ACQUIRE SYRACUSE PROPERTY

CRANFORD, NJ, March 15, 2006 – Metalico, Inc. (AMEX: MEA) has agreed to purchase a 22-acre 108,000-square foot property located in DeWitt, New York. The purchase price was not disclosed.

The Company plans to open a new comprehensive scrap processing facility to serve the Syracuse and Central New York market. The new facility will be operated by Metalico Syracuse, Inc., a subsidiary of the Company, and will provide ferrous and non-ferrous scrap handling services to existing industrial accounts, auto wreckers, dealers and peddlers of scrap metal, who will very soon have another outlet to sell their scrap to Metalico.

It will also serve as a key buying center for auto hulks and light iron expected to be transported to a shredder located near Rochester, New York. Metalico previously announced plans to acquire the shredder by the end of the first quarter.

The DeWitt property formerly housed an aluminum smelting plant operated by Wabash Aluminum Alloys, LLC. Metalico plans to conduct extensive aluminum processing activities at the site, including crushing, drying and smelting aluminum utilizing a reverb furnace technology to produce deoxidizing aluminum cones and shot which will be marketed to the steel-making industry. The Syracuse operation will be developed and operated under the leadership of Jon Marantz, who presently manages the Company’s aluminum smelting operations in Lackawanna, New York.

Metalico plans to relocate its existing Lackawanna de-ox production to DeWitt and to increase the production capacity gradually, to approximately 6 million pounds per month of finished product to further participate in the U.S. de-ox market which due to recent plant closures appears to be underserved. The average price of de-ox products sold in the marketplace during the last six month has ranged between $.80 and $1.10 per pound.

The Company expects to commence scrap operations in DeWitt during the second quarter and to ramp up aluminum smelting activity through the year, subject to the permitting process and completion of complementary construction on the site.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

Contact:	Metalico, Inc.

Carlos E. Agüero, President and Chief Executive Officer ceaguero@metalico.com

Michael J. Drury, Executive Vice President mjdrury@metalico.com

186 North Avenue East Cranford, NJ 07016

(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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